Homeland Energy Solutions

Ethanol - The Alternative Solution

Homeland Energy Solutions · 2779 Highway 24 · Lawler, IA 52154

563-238-5555 · www.homelandenergysolutions.com

December 2014

Wishing Our Members and Employees a Safe and Happy Holiday Season and a Prosperous New Year

Homeland Energy Solutions has enjoyed a record-breaking year in 2014, and we need to thank all of the employees and the management for their hard work in making this year as successful as it was.

We wish you all the same success in your endeavours in 2015 and thank you for being a part of Homeland Energy Solutions.

—Homeland Energy Solutions Board of Directors

Distribution declared

The Homeland Energy Solutions Board of Directors, at their most recent regular meeting, declared a distribution of $200 per unit to all members of record as of Nov. 24, 2014.

This distribution is based on current 2014 profits and is anticipated to be paid by the close of December 2014.

Distributions paid, per unit, since start-up:

December 2010:	$68
September 2011:	$79
March 2012:	$133
December 2013:	$131
March 2014:	$150
May 2014	$52
August 2014:	$216
November 2014:	$200

Total distribution declared since plant inception: $1,029 per unit



The hammer mill project at Homeland Energy Solutions was completed in early October at a total cost of $1.15 million; it was put into service Oct. 10 and has expanded our grinding capacity by more than 50 percent. This is the first project in an expansion plan to improve efficiencies and productivity. Improvements in distillation, liquefaction, and fermentation should be complete by the end of 2015.

RFS announcement delay: Cloud of uncertainty with a silver lining

WASHINGTON — The U.S. Environmental Protection Agency (EPA) announced Nov. 21 that it is delaying finalization of the 2014 Renewable Fuel Standard (RFS) Renewable Volume Obligations (RVO) until 2015. Bob Dinneen, president and CEO of the Renewable Fuels Association, released the following statement:

"Deciding not to decide is not a decision. Unfortunately, the announcement today perpetuates the uncertainty that has plagued the continued evolution of biofuels production and marketing for a year. Nevertheless, the Administration has taken a major step by walking away from a proposed rule that was wrong on the law, wrong on the market impacts, wrong for innovation, and wrong for consumers.

"Moreover, it is clear that one of the reasons we find ourselves in this position is that the oil industry has steadfastly refused to make the investments in infrastructure or allow their marketers to offer higher ethanol blends like E85 or E15. In the absence of their dogged efforts to undermine the RFS, this would be far simpler for EPA.

"The monopoly-protecting talking points of the oil industry notwithstanding, the RFS has been enormously successful. It has compelled competition in motor fuel markets, lowered consumer gasoline costs, and reduced the carbon footprint of transportation fuels. We look forward to working with the Administration to assure this critically important program is implemented consistent with congressional intent, to the benefit of consumers and with the goal of advancing the evolution of biofuels production and marketing."

2014 profits at $56m in 1st 3 quarters

During the third quarter of 2014, Homeland Energy Solutions, LLC (HES) produced and sold approximately 34.6 million gallons of ethanol, 97 thousand tons of distillers grains and 7.7 million pounds of corn oil. Through the first nine months of 2014, the company has sold approximately 96.7 million gallons of ethanol, 264 thousand tons of distillers grains and 21.2 million pounds of corn oil.

The ethanol industry continued to operate in an environment of profitable margins during the months of July, August and September. Efficient and reliable operations by our production staff allowed Homeland to turn those profitable margins into a net profit of slightly more than $19 million, or $298.01 per outstanding share, during the third quarter. This is the second most profitable quarter in company history and brings the net profit for 2014 to approximately $56 million, or $868.44 per outstanding share.

In early September, all members should have received an early projection of taxable income liability per share. **At that time, our best estimates indicated that taxable income liability for 2014 would be approximately $600 per share. At this time, we feel that our earlier estimate still holds true.** Every individual or business has their own unique tax situation, and I would encourage all of Homeland's members to consult their tax professional to determine what course of action, if any, is needed for their tax preparation.

Please see a summary of the company's 2014 financial performance below. A more detailed version of the financial results is currently available on the HES or SEC website.

— David Finke, Chief Financial Officer

INCOME STATEMENT

		Qtr Ended 09/30/14	Qtr Ended 09/30/13	Nine Months Ended 09/30/14	Nine Months Ended 09/30/13
Revenue	$	83,212,628	98,342,436	252,788,883	308,561,247
Cost of Goods Sold		62,819,026	92,728,251	193,919,399	291,183,853
Operating Expenses		1,194,202	674,895	3,188,502	2,053,461
Operating Income		19,199,400	4,939,290	55,680,982	15,323,933
Other Income (Expenses)		47,797	123,028	407,080	254,740
Net Income	$	19,247,197	5,062,318	56,088,062	15,578,673
Net Income Per Unit	$	298.01	73.28	868.44	187.14

BALANCE SHEET

		09/30/14	6/30/14	3/31/14	12/31/13	9/30/13
Current Assets	$	72,353,275	65,221,076	70,822,389	56,456,056	31,975,247
Property & Equipment		107,121,160	109,002,193	111,262,493	113,502,166	115,738,869
Other Assets		4,439,210	4,367,186	4,311,018	4,119,90	4,130,067
Total Assets	$	183,913,645	178,590,455	186,395,900	174,078,126	151,844,183
Current Liabilities	$	35,472,231	35,445,877	50,114,591	39,627,710	36,789,472
Long-term Liabilities		202,992	202,992	12,126,806	15,303,526	102,421
Total Members' Equity		148,238,422	142,941,586	124,154,503	119,146,890	114,952,290
Total Liabilities & Equity	$	183,913,645	178,590,455	186,395,900	174,078,126	151,844,183
Book Value - 64,585 Outstanding Membership Units	$	2,295	2,210	1,922	1,845	1,780
Book Value - 90,445 Outstanding Membership Units	$	1,639	1,580	1,373	1,317	1,271

Nominees needed for Homeland Energy Board of Directors

Nominations are currently being accepted for individuals interested in serving on the Homeland Energy Solutions Board of Directors. Three positions will be voted on at the 2015 annual meeting. The seats are currently held by Maurice Hyde, Christine Marchand, and Bernard Retterath. Individuals interested in being nominated should contact Dave Finke at the Homeland office.

Retterath motions under advisement in Iowa federal court

As explained more fully in our August 2014 newsletter and other materials, Homeland has been involved for more than a year in two lawsuits with Steve Retterath related to an agreement Homeland and Retterath signed.

On Nov. 7, 2014, a hearing was held in federal court in Iowa for Retterath's motion for summary judgment arguing the repurchase agreement is invalid. The court has also taken into advisement motions by Homeland and the other defendants asking for dismissal of Retterath's claims and those of his son and daughter-in-law in the same lawsuit. The court has not yet ruled on those motions.

Also in the federal court action, Retterath filed a motion in October seeking an order that would require Homeland to immediately pay to Retterath the sum of $14,197,140, or in the alternative to pay such funds into the court's registry. It is Retterath's contention $14,197,140 is the minimum amount that will be paid to him regardless of the outcome of the lawsuit either in the form of partial payment of the purchase price (should Retterath lose the pending lawsuit) or payment of accrued distributions (in the event Retterath is successful in his legal challenge of the agreement). Retterath claims these funds should be paid to him now (or, alternatively, in to the court's registry) and could then be characterized at a later date as either payment of distributions or partial payment of the repurchase agreement's $30 million purchase price, depending on the outcome of the litigation. Homeland has filed a resistance to the motion and the court has not as of yet ruled on that motion.

Additional information regarding the lawsuits may be accessed in the court files captioned as Steve J Retterath v. Homeland Energy Solutions, LLC et al., Case No. 4:14-cv-00158 in the United States District Court for the Southern District of Iowa and Homeland Energy Solutions, LLC v. Steven J. Retterath, Case No. EQCE074886 in the Iowa District Court for Polk County, Iowa.

First round of defendants win in patent suit by GS Cleantech

On August 9, 2013, GS Cleantech Corporation ("GS Cleantech"), a subsidiary of Greenshift Corporation, filed a complaint in the United States District for the Northern District of Iowa against Homeland Energy Solutions and 19 other ethanol producers. The complaint alleges that the company's operation of a corn oil extraction process licensed by the company infringes patent rights claimed by GS Cleantech. GS Cleantech seeks royalties, damages and potentially triple damages associated with the alleged infringement, as well as attorney's fees. The complaint has been transferred to the United States District Court for the Southern District of Indiana due to a finding that the action involves questions of fact common to several other lawsuits which were joined in a multi-district litigation ("MDL") and which is currently pending in that district. The MDL Court developed two tracks of defendants in this litigation, the first track includes defendants which were originally sued by GS Cleantech in 2010, and a second track of defendants sued in 2013 which includes Homeland. On October 23, 2014, the MDL Court granted summary judgment in favor of the first track defendants and found that the GS Cleantech patents which Homeland is alleged to have infringed are invalid. While the MDL Court's decision relates to the first track defendants, it is beneficial to Homeland and the other second track defendants. Based on the October 23, 2014 decision, Homeland may decide to file a motion to dismiss GS Cleantech's lawsuit on the grounds that the patents which Homeland is claimed to have infringed are invalid. GS Cleantech is likely to appeal the decision of the MDL Court.

Homeland files motion for new trial in gender discrimation suit

Commencing October 1, 2014, a lawsuit filed by former Homeland employee Tina Haskenhoff went to trial in the Iowa District Court in and for Chickasaw County. Haskenhoff claimed gender discrimination (harassment) and retaliation.

On October 23, 2014, the jury returned a sizable and unfavorable verdict, awarding Haskenhoff $1.4 million in total for lost wages and emotional distress. Homeland is disappointed that the jury was not allowed to decide this case under the rules set out by the courts in other cases and is confident that a different verdict would have been rendered had the jury been properly instructed. Also, Homeland regrets that the jury was not allowed to answer the question of whether its prompt response to the plaintiff's claim of nonphysical harassment was sufficient.

Notwithstanding the unfortunate result, several HES employees testified at the trial, representing both themselves and Homeland very favorably. Homeland recently filed a motion for a new trial with the district court and, depending on the outcome of its motion, anticipates an appeal by either or both sides to the lawsuit.

Smaller, but still record, corn crop expected

USDA is still projecting a record corn crop, but just not quite as big, reducing its forecast by 68 million bushels in the Nov. 10 World Agricultural Supply and Demand Estimates. Corn production is now forecast at a record 14.407 billion bushels, with an average yield of 173.4 bushels per acre, down 0.8 bushels from last month's report. The agency also boosted its projection for ethanol use by 25 million bushels to 5.150 billion, compared to 5.134 estimated for last year, due to expected lower sorghum use for ethanol and "the strong pace of weekly ethanol production reported so far for the marketing year."

Overall U.S. corn use for 2014/15 is projected slightly higher with a 5-million-bushel increase in expected food, seed, and industrial (FSI) use. Mostly offsetting the projected increase in ethanol use is a 20-million-bushel reduction in other food and industrial use.

2779 Highway 24
Lawler, IA 52154
563-238-5555
Fax: 563-238-5557

If you would like to receive future newsletters by email instead of mail, please send your email address to kbalk@etoh.us. Thanks.

HES safety leader earns certification

Kyle Guertin, safety manager at Homeland Energy Solutions, has recently completed all requirements as an Associate Safety Professional. ASP credential holders are among the most highly-trained, educated and experienced individuals in the safety field. Congratulations, Kyle, for your hard work and achievement on behalf of HES.

Two motor clubs back E15; AAA doesn't

Two Oklahoma-based motor clubs have recently verified what those of us in the ethanol industry already know: E15 is a safe, viable fuel alternative.

In a recent blog post, the Travelers Motor Club and Association Motor Club Marketing put their support behind E15, stating that they have no reports among their 18 million members of problems with E15 fuel. (Read the full blog here: http://amcm-online.com/blog/2014/10/27/press-release/.)

AAA, unfortunately, has repeated spoken out against E15, driving fears that the higher-ethanol blend fuel can damage cars. Perhaps it is time to change motor clubs?

Iowa Renewable Fuels Summit set Jan. 27

The Iowa Renewable Fuels Association will host its Ninth Annual Iowa Renewable Fuels Summit and Trade show Jan. 27. The event is free and open to the public, but pre-registration is required. Held at The Meadows Conference Center at Prairie Meadows in Altoona, the day will include presentations about the future of renewable fuels, the impact of the mid-term elections on energy policy, and emerging technology. Register online at http://iowarfa.org/2015Summit.php.

Meet your team members

Sharon Kipp, lab technician

Q. What do you like most about working at Homeland?

A. My favorite part about working for Homeland is our company meeting meals. We all crowd in to our little break room and talk about everything from finances to birthdays in a "family dinner" atmosphere that everyone participates in. This creates a working culture that makes problem solving or any issues that come up quickly resolved or fixed. All departments interact and contribute and our success at Homeland shows just that… it's really incredible, best job ever!

Q. Tell us about your background and family.

A. After a recent birthday, I am sure I went to high school too long ago for any relevance, but it was New Hampton High School. I attended Iowa State University for two years and UNI for one year. I tease my teenage sons (Seth 19 and Sam 17) that I may choose to complete my degree with them! The good news is my husband Steve will always be one year older than me! In January we will be celebrating (why not!) our 25th anniversary.



Q. Any hobbies or interests?

A. One of my favorite interests is horses. I enjoy driving teams in local parades and giving rides at events. I also have two rescue dogs, a crazy black cat and two canaries. My husband and I, with all the family members we can 'con' into it, have had a great time attending RAGBRAI for the last four years. I still do some hunting with good friends. Now that the weather is cooperating, cross country skiing is another favorite thing of mine.

I believe a good personal goal everyday is to make every person you see smile, laugh or wave. After all, there should be some consideration to the personal foot print you leave.